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                                                                    EXHIBIT 99.1


CONFERENCE CALL SCHEDULED FOR 1:30 P.M. ET, THURSDAY, MARCH 28TH

HANOVER COMPRESSOR REPORTS INCREASES IN REVENUE AND CASH FLOW FOR 4TH QUARTER AND FOR THE YEAR ENDING 2001

HOUSTON--March 28, 2002--Hanover Compressor Company (NYSE: HC), a leading provider of outsourced natural gas compression services, today reported increases in revenue, cash flow (consolidated net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization) and earnings per common share for the year ended December 31, 2001, compared to the prior year. For the fourth quarter, revenue and cash flow increased over the prior year while earnings per common share declined.

"During 2001, Hanover completed two strategic acquisitions complementing our strong asset base and extending our leadership position in the market for outsourced natural gas compression services," said Michael J. McGhan, President and Chief Executive Officer. "These acquisitions contributed to a significant increase in our international rental revenue, which increased by over 80 percent in the fourth quarter compared to the year-earlier period. While reporting increases in revenue and cash flow for the fourth quarter, higher expenses, including certain charges discussed below, had an adverse affect on earnings.

"Given our considerable growth over the last few years, our focus during 2002, as previously announced, will be on the continued successful integration of recent acquisitions, realizing operating and capital efficiencies and shifting capital to higher return projects. Hanover intends to reduce its full year 2002 capital expenditures to a self-funded level enabling the Company to reduce its financial leverage ratios while generating significant growth," added McGhan.

In the fourth quarter, revenue increased 53 percent to $320.3 million compared with $209.5 million in the year-earlier period. Cash flow increased 31 percent to $78.6 million compared with $60.4 million in the fourth quarter 2000. Net income declined 20 percent to $11.8 million, compared with $14.8 million in the previous fourth quarter. Fully diluted earnings per common share decreased 33 percent to $0.14, compared with fully diluted EPS of $0.21 a year earlier.

The fourth quarter 2001 included certain charges totaling $8.6 million after tax, or $0.10 per share. These charges included: currency devaluations primarily in Argentina; an impairment of a minority investment in a technology company formed to develop remote monitoring and data collection services for the compression services industry that declared bankruptcy this month; and legal and other settlement-related costs.

For the full year 2001, total revenue increased 90 percent to $1,078.2 million from $566.1 million in the prior year. Cash flow increased 55 percent to $302.1 million from $194.9 million
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the previous year. Net income grew 42 percent to $72.6 million compared with
$51.2 million in 2000. Fully diluted earnings per common share increased 23 percent to $0.95 compared with fully diluted EPS of $0.77 the previous year.

As announced on February 26, 2002, the Company will restate its financial results for the year ended December 31, 2000 and the nine months ended September 30, 2001 to reflect changes in its accounting treatment for certain transactions. As a result, the Company will restate previously reported net income for the year ended December 31, 2000 from $58.7 million to $51.2 million and for the nine months ended September 30, 2001 from $64.5 million to $63.1 million. In addition, the Company has recorded additional adjustments for depreciation and amortization and property taxes totaling $2.2 million after tax, or $0.03 per share, that relate to the nine months ended September 30, 2001. Accordingly, net income for the nine months will be reduced from $63.1 million to $60.9 million.

Compression rental revenue, which generated over 60 percent of the Company's gross profit for the year ended December 31, 2001, increased 70 percent from quarter to quarter and 57 percent year over year. Related compression parts and service segment revenue was up 23 percent quarter to quarter and 90 percent year over year. Compressor fabrication revenue increased 60 percent quarter to quarter and 148 percent year over year. Production and processing equipment fabrication revenue increased 49 percent quarter to quarter and 133 percent year over year.

Despite the current cyclical downturn affecting the energy industry, management anticipates further growth during 2002. Management believes that this growth will be driven by the expansion and integration of the businesses acquired during 2001 and further outsourcing-related growth as the Company's diversified customer base increasingly fills its compression services requirements by hiring specialists to fulfill their compression and related gas handling needs, thereby enabling the Company's customers to redeploy capital to their core exploration and production activities and enhancing operating efficiency and return on capital.

The Company's rental fleet totaled 3.6 million horsepower at December 31, 2001, an increase of 66 percent over 2000, reflecting the impact of both acquisitions and continued organic growth in customer demand for outsourced compression services.

Due to the additional demand on the Company's accounting staff relative to the Company's previously announced restatement of earnings, Hanover will submit a Notification of Late Filing of Form 10-K to the Securities and Exchange Commission and will file its 10-K as soon as practicable but no later than April 16, 2001.

Conference Call Details
------------------------

The Company will host a conference call at 1:30 p.m. ET, Thursday, March 28, to discuss financial results. To access the call, participants should dial 913/981-4900 ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 5:00 p.m. ET on Thursday, March 28, until midnight on Wednesday, April 3. To listen to the replay, please call 719/457-0820, access code 446222.
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About Hanover Compressor
-------------------------

Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover's customers include premier independent and major producers and distributors throughout the Western Hemisphere.

                                  #    #    #

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; and changes in economic or political conditions in the countries in which Hanover operates. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                          Hanover Compressor Company
                       Consolidated Statement of Income
              (in thousands of dollars, except per share amounts)


                                  Three months ended       Twelve months ended
                                     December 31,             December 31,
                                    2001       2000        2001          2000
                                 --------   ----------  ----------    ---------
Revenues:
 Rentals                         $126,176   $ 74,305    $  400,776    $254,515
 Parts, service and
  used equipment                   83,799     67,910       251,816     132,203
 Compressor fabrication            55,458     34,671       223,519      90,270
 Production and processing
  equipment fabrication            48,280     32,376       184,040      79,121
 Equity in income of non-
  consolidated affiliates           5,599      1,565         9,350       3,518
 Other                                977     (1,347)        8,708       6,454
                                 --------   --------    ----------    --------
                                  320,289    209,480     1,078,209     566,081
                                 --------   --------    ----------    --------
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                                  Three months ended       Twelve months ended
                                     December 31,             December 31,
                                    2001      2000          2001         2000
                                 --------   ----------    --------    ---------
Expenses:
 Rentals                           48,335     25,888       140,998      87,992
 Parts, service and
  used equipment                   60,865     46,926       172,743      89,128
 Compressor fabrication            47,478     30,425       188,122      76,754
 Production and processing
  equipment fabrication            40,015     25,720       147,824      62,684
 Selling, general and
  administrative                   32,387     20,151       100,980      54,632
 Depreciation and
  amortization                     28,078     16,052        90,560      52,882
 Lease expense                     22,641     15,888        70,182      45,484
 Interest expense                   7,285      3,219        17,540       8,685
 Translation                        5,511          -         6,658           -
 Distributions on
  mandatorily redeemable
  convertible
  preferred securities              1,593      1,593         6,373       6,369
 Other                              7,093          -        18,819           -
                                 --------   --------    ----------    --------
                                  301,281    185,862       960,799     484,610
                                 --------   --------    ----------    --------
Income before
 income taxes                      19,008     23,618       117,410      81,471
Provision for
 income taxes                       7,222      8,787        44,609      30,307
                                 --------   --------    ----------    --------
Net income before
 cumulative effect
 of accounting change              11,786     14,831        72,801      51,164
 Cumulative effect
 of accounting change
 for derivative
 instruments, net
 of income tax                          -          -          (164)          -
                                 --------   --------    ----------    --------
Net income                       $ 11,786   $ 14,831    $   72,637    $ 51,164
                                 --------   --------    ----------    --------
Diluted net income
per share:
Net Income before
cumulative effect of
accounting change                $ 11,786   $ 14,831     $  72,801    $ 51,164
Distributions on
mandatorily redeemable
convertible preferred
 securities, net of
 income tax                             -                    4,142           -
 Change in
 accounting method                      -          -          (164)          -
                                 --------   --------    ----------    --------
 Net income for
 purposes of
 computing diluted
 net income per share            $ 11,786    $14,831     $  76,779    $ 51,164
                                 --------   --------    ----------    --------
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                                  Three months ended       Twelve months ended
                                     December 31,             December 31,
                                    2001      2000          2001         2000
                                 --------   ----------    --------    ---------

Weighted average common
 equivalent shares
 outstanding:
 Basic                             79,128     66,356        72,355      61,831
                                 --------   --------    ----------    --------
 Diluted                           82,882     70,529        81,175      66,366
                                 --------   --------    ----------    --------

Earnings per
common share:
Basic                            $   0.15  $    0.22     $    1.00    $   0.83
                                 --------   --------    ----------    --------
Diluted                          $   0.14  $    0.21     $    0.95    $   0.77
                                 --------   --------    ----------    --------